China Housing & Land Development Inc. Announces Second Quarter 2013 Financial Results

-- Company Beats 2Q13 Forecast --

XI’AN, China, Aug. 14, 2013 -- China Housing & Land Development, Inc. (“China Housing” or the “Company”; Nasdaq: CHLN) today announced its financial results for the quarter ended June 30, 2013.

Highlights for Q2 2013:

•	Total revenue in the second quarter of 2013 was $59.7 million, a 9.9% increase from $54.4 million in the first quarter of 2013 and a 70.6% increase from $35.0 million in the second quarter of 2012. Second quarter recognized revenue significantly exceeded the Company’s second quarter revenue outlook of $34 to $36 million.

•	Total gross floor area (“GFA”) sales were 48,439 sq. meters during the second quarter of 2013, compared with 89,691 sq. meters in the first quarter of 2013 and 25,908 sq. meters in the second quarter of 2012.

•	Average residential selling price (“ASP”) in the second quarter of 2013 was RMB 7,499, compared with RMB 5,695 in the first quarter of 2013, and RMB 5,705 in the second quarter of 2012.

•	Gross profit increased $18.3 million in the second quarter of 2013, a 101.9% increase from $9.0 million in the first quarter of 2013 and a 125.3% increase from $8.1 million in the second quarter of 2012. Second quarter 2013 gross margin was 30.6%, compared with 16.6% in the first quarter of 2013 and 23.2% in the second quarter of 2012.

•	SG&A expenses as a percentage of total revenue increased to 8.2%, from 5.8% in the first quarter of 2013 and decreased from 11.3% in the second quarter of 2012.

•	Operating income was $9.2 million in the second quarter of 2013, a 113.9% increase from $4.3 million in the first quarter of 2013, and a 199.4% increase from $3.1 million in the second quarter of 2012.

•	Net income attributable to the Company in the second quarter of 2013 was $6.4 million, or $0.18 per diluted share, a 107.0% increase from $3.1 million, or $0.09 per diluted share, in the first quarter of 2013.

Mr. Pingji Lu, China Housing’s Chairman, commented, “We are pleased to report another strong quarter as our second quarter top line results once again exceeded our guidance forecast. Our strong project development efforts combined with continued strength in the Xi’an residential housing market led to higher average selling prices compared to the last quarter and prior year periods. Four projects contributed the majority of our revenue during the second quarter of 2013, which include our Puhua Phase Two and Three, Park Plaza and Ankang projects.”

“We experienced a notable increase in gross profit and a higher gross margin than both the previous quarter and the same period last year, as a result of a considerable increase in revenue and average selling prices while costs remained relatively flat. Furthermore, our Ankang project, which began pre-sales in the fourth quarter of 2012, began to contribute to our revenue during the second quarter.”

“As we enter the second half of the year, our current four projects provide us with solid sales and profit opportunities. Additionally, we will initiate marketing for Golden Bay in the third quarter and adjust our sales strategy based on market feedback on the project. We anticipate that official pre-sales will start in the fourth quarter. We remain optimistic about our opportunities in the Xi’an real estate market and continue to focus on the execution of our development project plan. We believe our financial performance in the second half of the year will be strong and that our commitment to providing the highest quality residential properties will continue to drive our growth forward.”

Total revenue in the second quarter of 2013 increased 9.9% to $59.7 million from $54.4 million in the first quarter of 2013 and increased 70.6% from $35.0 million in the second quarter of 2012. Other revenue in the second quarter of 2013 decreased to $7.0 million from $11.1 million in the first quarter of 2013 and increased from $4.9 million in the second quarter of 2012. The year-over-year increase was caused by the recognition of interest income on deposits based on the Company’s borrowing activity from several overseas banks.

In the second quarter of 2013, the majority of the Company’s real estate revenue came from its Puhua Phase Two and Three projects, Park Plaza and Ankang projects. Second quarter 2013 contract sales totaled $59.0 million compared with $82.4 million in the first quarter of 2013 and $24.8 million in the second quarter of 2012. Total gross floor area (“GFA”) sales were 48,439 sq. meters during the second quarter of 2013, compared with 89,691 sq. meters in the first quarter of 2013 and 25,908 sq. meters in the second quarter of 2012. The Company’s ASP in the second quarter of 2013 was RMB 7,499, compared with RMB 5,695 in the first quarter of 2013, and RMB 5,705 in the second quarter of 2012.

Gross profit for the three months ended June 30, 2013 was $18.3 million, representing an increase of 101.9% from $9.0 million in the first quarter of 2013 and a 125.3% increase from $8.1 million in the second quarter of 2012. Gross profit margin for the three months ended June 30, 2013 was 30.6%, which is above the 16.6% in the first quarter of 2013 and the 23.2% in the second quarter of 2012. The increase in gross profit margin was mainly due to a combination of increased sales volume, increased average selling prices, and sales of Puhua Phase Two commercial units, which had higher gross margin. The Company continues to expect full year gross margin to be in the 25% to 30% range in 2013.

SG&A expense was $4.9 million in the second quarter of 2013, compared with $3.2 million in the first quarter of 2013 and $4.0 million in the second quarter of 2012. SG&A expense as a percentage of total revenue was 8.2%, compared with 5.8% in the first quarter of 2013 and 11.3% in the second quarter of 2012. The year-over-year increase in SG&A expense was due to increased selling expenses during the second quarter of 2013 associated with new projects commencing pre-sales activity.

Operating income in the second quarter of 2013 was $9.2 million, or 15.3% of total revenue, compared with $4.3 million, or 7.9% of total revenue, in the first quarter of 2013, and $3.1 million, or 8.7% of total revenue in the second quarter of 2012. The year-over-year increase in operating income was mainly due to increased sales revenue and improved gross profit margin.

Net income attributable to China Housing in the second quarter of 2013 was $6.4 million, or $0.18 per diluted share. This performance compares with net income of $3.1 million, or $0.09 per diluted share, in the first quarter of 2013 and net income of $1.9 million, or $0.06 per diluted share, in the second quarter of 2012.

Sequential Quarterly Revenue Breakout Comparison

Project	Q2 2013						Q1 2013
	Recognized Revenue	Contract Sales	GFA Sold	ASP	Unsold GFA	POC	Recognized Revenue	Contract Sales	GFA Sold	ASP
	($)	($)	(m2)	(RMB)	(m2)		($)	($)	(m2)	(RMB)
Projects Under Construction

Park Plaza	21,709,086	25,098,516	17,348	8,903	110,323	70.9%	19,794,628	30,152,026	22,151	8,439
Puhua Phase Three	9,168,480	10,163,137	8,665	7,218	71,733	50.9%	17,348,070	36,469,024	48,902	4,624
Puhua Phase Two	14,621,508	14,039,803	9,181	9,411	127,204	79.9%	5,372,159	7,122,505	5,076	8,700

Ankang	5,526,291	8,024,028	12,655	3,902	191,151	21.5%	-	7,876,083	12,909	4,631
Projects Completed
Puhua Phase One	1,673,638	1,673,638	591	17,427	7,311	100%	649,744	649,744	569	7,080

JunJing III	24,132	24,132	-	-	873	100%	109,970	109,970	84	8,118
JunJing II Phase One	-	-	-	-	817	100%	-	-	-	-
JunJing I	-	-	-	-	4,699	100%	-	-	-	-
Other Projects	19,500	-	-	-	-		-	-	-	-
Other Income	6,996,473	-	-				11,099,124	-	-

Total	59,739,107	59,023,253	48,439	7,499	514,110	-	54,373,695	82,379,352	89,691	5,695
Q-o-Q Change	9.9%	-28.4%	-46.0%	31.7%

Total debt outstanding as of June 30, 2013 was $301.9 million compared with $202.6 million on December 31, 2012. Net debt outstanding (total debt less cash and restricted cash) as of June 30, 2013 was $88.7 million compared with $85.9 million on December 31, 2012. The Company’s net debt as a percentage of total capital (net debt plus shareholders’ equity) was 35.3 percent on June 30, 2013 and 36.6 percent on December 31, 2012.

	Q2 2013
Projects in Planning	Unsold GFA	First Pre-sales Scheduled
	(m2)
Golden Bay	252,540	Q4 2013
Puhua Phase Four	263,833	Q3 2014
Textile City	630,000	Q3 2014
Total projects in planning	1,146,373

2013 Third Quarter Outlook

Total recognized revenue for the 2013 third quarter is expected to reach $34 million to $36 million, compared with $59.7 million in the 2013 second quarter and $28.9 million in the third quarter of 2012. The Company is reporting revenues, which are subject to percentage of completion alterations.

Conference Call Information

Management will host a conference call at 8:30 am ET on August 14, 2013. Listeners may access the call by dialing #1-913-312-0643. To listen to the live webcast of the event, please go to http://www.viavid.net. Listeners may access the call replay, which will be available through August 21, 2013, by dialing #1-858-384-5517; passcode: 7803652.

About China Housing & Land Development, Inc.

Based in Xi’an, the capital city of China’s Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first Chinese real estate development company traded on NASDAQ. The Company’s news releases, project information, photographs, and more are available on the internet at www.chldinc.com.

Safe Harbor

This news release may contain forward-looking information about China Housing & Land Development, Inc. which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward- looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development’s future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing’s public filings with the U.S. Securities and Exchange Commission.

All information provided in this news release and in any attachments is as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

China Housing contacts

Mr. Cangsang Huang

Chief Financial Officer

Tel:   +86 29.8258.2648 in Xi’an

Email: chuang@chldinc.com

Ms. Jing Lu

Chief Operating Officer, Board Secretary, and Investor Relations Officer

+86 29.8258.2639 in Xi’an

jinglu@chldinc.com / English and Chinese

Mr. Shuai Luo, CFA

Investor Relations

+86 29.8258.2632 in Xi’an

Laurentluo@chldinc.com / English and Chinese

Mr. Bill Zima, ICR

+86 10 6583 7511

William.Zima@icrinc.com

China Housing Investor Relations Department

+1 646.308.1285

 CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES

Unaudited Interim Consolidated Statements of Income

For Three and Six Months Ended June 30, 2013 and 2012

	3 months	3 months	6 months	6 months
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
REVENUES
Real estate sales	$52,742,634	$30,069,549	$96,017,205	$50,503,892
Other revenue	6,996,473	4,945,971	18,095,597	8,013,399
Total revenues	59,739,107	35,015,520	114,112,802	58,517,291

COST OF REVENUES
Cost of real estate sales	37,235,900	23,115,905	73,024,315	37,348,769
Cost of other revenue	4,232,921	3,792,088	13,768,820	6,031,958
Total cost of revenues	41,468,821	26,907,993	86,793,135	43,380,727

Gross margin	18,270,286	8,107,527	27,319,667	15,136,564

OPERATING EXPENSES
Selling, general and administrative expenses	4,904,517	3,956,069	8,066,398	6,979,754
Stock-based compensation	1,006,736	690,390	1,104,273	812,996
Other expenses	390,567	58,455	450,549	64,888
Financing expense	2,807,094	100,676	4,253,880	330,948
Accretion expense on convertible debt	-	241,665	-	474,151
Total operating expenses	9,108,914	5,047,255	13,875,100	8,662,737
	9,161,372	3,060,272
CHANGE IN FAIR VALUE OF DERIVATIVES
Change in fair value of embedded derivatives	-	(150,181)	-	(221,284)
Change in fair value of warrants	-	(3,554)	-	(3,186)
Total change in fair value of derivatives	-	(153,735)	-	(224,470)
Income before provision for income taxes	9,161,372	3,214,007	13,444,567	6,698,297
Provision for income taxes	2,835,057	1,372,027	4,102,200	2,341,512
(Recovery of) provision for deferred income taxes	(50,013)	(64,768)	(114,648)	214,624
Provision for income taxes	2,785,044	1,307,259	3,987,552	2,556,136
NET INCOME	$6,376,328	$1,906,748	$9,457,015	$4,142,161

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	35,086,599	34,914,731	35,086,599	34,822,496
Diluted	35,086,599	34,914,731	35,086,599	34,822,496

NET INCOME PER SHARE
Basic	$0.18	$0.06	$0.27	$0.12
Diluted	$0.18	$0.06	$0.27	$0.12

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES

Unaudited Interim Condensed Consolidated Balance Sheets

As of June 30, 2013 and December 31, 2012

	March 31,	December 31,
	2013	2012
ASSETS
Cash	$100,960,800	$6,121,448
Cash - restricted	112,235,956	110,576,248
Accounts receivable, net of allowance for doubtful accounts of $586,439 and $577,713, respectively	50,137,448	26,897,958
Construction in excess of billing	953,735	1,484,626
Other receivables, prepaid expenses and other assets, net	7,972,560	6,854,325
Real estate held for development or sale	225,395,977	238,111,545
Property and equipment, net	34,354,503	33,837,346
Advances to suppliers	460,774	1,363,817
Deposits on land use rights	43,393,688	42,748,017
Intangible asset, net	55,192,879	54,482,252
Goodwill	1,943,098	1,914,186
Deferred financing costs	116,221	194,162
Total assets	633,117,639	524,585,930

LIABILITIES
Accounts payable	$52,640,327	$55,142,928
Advances from customers	43,172,088	48,829,289
Accrued expenses	17,467,815	22,229,514
Income and other taxes payable	27,265,975	20,929,485
Other payables	12,532,968	11,228,553
Loans from employees	23,002,319	27,868,785
Loans payable	278,893,997	174,749,368
Deferred tax liability	14,625,370	14,521,613
Total liabilities	469,600,859	375,499,535

SHAREHOLDERS’ EQUITY
Common stock: $.001 par value, authorized 100,000,000 shares; Issued 35,438,079 and 35,438,079, respectively	35,438	35,438
Common stock subscribed	900,364	-
Additional paid in capital	50,176,083	49,972,174
Treasury Stock	(434,240)	(434,240)
Statutory reserves	9,903,457	9,903,457
Retained earnings	74,514,348	65,057,333
Accumulated other comprehensive income	28,421,330	24,552,233
Total shareholders’ equity	163,516,780	149,086,395
Total liabilities and shareholders’ equity	$633,117,639	$524,585,930

The accompanying notes are an integral part of these interim condensed consolidated financial statements.